PORTIONS OF BYLAWS
                        RELATING TO SHAREHOLDERS' RIGHTS

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                                   ARTICLE 10
           Provisions Relating to the Conduct of the Trust's Business

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10.4 REPORTS TO SHAREHOLDERS. The Trust shall send to each shareholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

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                                   ARTICLE 11
                                  Shareholders

11.1 ANNUAL MEETING. The annual meeting of the shareholders of the Trust shall be held on the last Friday in April in each year or on such other day as may be fixed by the Trustees. The meeting shall be held at such time as the Chairman of the Trustees or the Trustees may fix in the notice of the meeting or otherwise. Purposes for which an annual meeting is to be held, additional to those prescribed by law or these Bylaws, may be specified by the Chairman of the Trustees or by the Trustees.

11.2 RECORD DATES. For the purpose of determining the shareholders of any series or class of shares of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of such series or class having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

11.3 PROXIES. The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

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                                   ARTICLE 12

                          Shares of Beneficial Interest

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     12.1     STATEMENT CREATING TWO SERIES OF REMARKETED PREFERRED SHARES.

                                     PART I.

                                   DESIGNATION

         SERIES A: A series of 630 shares of preferred shares, without par value, liquidation preference $50,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated "Remarketed Preferred Shares, Series A" and is referred to below as "Series A RP-Registered Trademark-". Each share of Series A RP shall be issued on a date to be determined by the Trustees of the Trust or a duly authorized committee thereof; have such initial dividend rate as shall be determined in advance of the issuance thereof by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have an Initial Dividend Period and an Initial Dividend Payment Date to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $50,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and Part II of this
Section 12.1. Series A RP shall constitute a separate series of preferred shares of the Trust, and each share of Series A RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

         SERIES B: A series of 630 shares of preferred shares, without par value, liquidation preference $50,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or 1not earned or declared), is hereby designated "Remarketed Preferred Shares, Series B" and is referred to below, as "Series B RP-Registered Trademark-". The Series A RP and Series B RP are sometimes referred to below as the "RP-Registered Trademark-". Each share of Series B RP shall be issued on a date to be determined by the Trustees of the Trust or a duly authorized committee thereof; have such initial dividend rate as shall be determined in advance of the issuance thereof by any of the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice (R)President or the Treasurer of the Trust; have an Initial Dividend Period and Initial Dividend Payment Dates to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $50,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and
Part II of this Section 12.1. The Series B RP shall constitute a separate series of preferred shares of the Trust, and each share of Series B RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

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         3.   DIVIDENDS. (a) The Holders of a particular series of RP as of
5:00 p.m., New York City time, on the date preceding the applicable Dividend Payment Date, shall be entitled to receive, when, as and if declared by the Trustees, out of funds legally available therefor, (i) cumulative dividends, at the Applicable Dividend Rate, (ii) a Right (as defined in paragraph 3(k)) to receive an Additional Dividend or Additional Dividends in certain circumstances, and (iii) any additional amounts as set forth in paragraph 3(m). Dividends on the shares of each series of RP so declared and payable shall be paid in preference to and in priority over any dividends declared and payable on the Common Shares.

         (b) Dividends on each share of RP shall accumulate from its Date of Original Issue and will be payable, when, as and if declared by the Trustees, on each Dividend Payment Date applicable to such share of RP.

         (c) Each declared dividend shall be payable on the applicable Dividend Payment Date to the Holder or Holders of such shares of RP as set forth in paragraph 3(a). Dividends on shares of RP in arrears with respect to any past Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date, pro rata to the Holders of such shares as of a date not exceeding five Business Days preceding the date of payment thereof as may be fixed by the Trustees. Any dividend payment made on any share of RP shall be first credited against the dividends accumulated but unpaid (whether or not earned or declared) with respect to the earliest Dividend Payment Date on which dividends were not paid.

         (d) Neither Holders nor Beneficial Owners of shares of RP shall be entitled to any dividends on the shares of RP, whether payable in cash, property or stock, in excess of full cumulative dividends thereon (which include any amounts actually due and payable pursuant to paragraph 3(k), 3(l) or 3(m) of this Part I). Except as provided in paragraph 3(h) of this Part I, neither Holders nor Beneficial Owners of shares of RP shall be entitled to any interest, or other additional amount, on any dividend payment on any share of RP which may be in arrears.

         (e) Except as otherwise provided herein, the Applicable Dividend Rate on each share of RP for each Dividend Period with respect to such share shall be equal to the lower of the rate per annum that results from implementation of the remarketing procedures described in Part II hereof and the Maximum Dividend Rate.

         (f) The amount of declared dividends for each share of RP payable on each Dividend Payment Date of the Initial Dividend Period with respect to Series A RP, each 28-day Dividend Period and each Short-Term Dividend Period shall be computed by the Trust by multiplying the Applicable Dividend Rate in effect with respect to dividends payable on such share on such Dividend Payment Date by a fraction the numerator of which shall be the number of days in such Dividend Period such share was outstanding from and including its Date of Original Issue or the preceding Dividend Payment Date, as the case may be, to and including the day preceding such Dividend Payment Date, and the denominator of which shall be 365, then multiplying the amount so obtained by $50,000 and rounding the amount so obtained to the nearest cent. During the Initial Dividend Period with respect to Series B RP and any Long Term Dividend Period, the amount of dividends per share payable on any Dividend Payment Date shall be computed by dividing the Applicable Dividend Rate for such Dividend Period by twelve, multiplying the amount so obtained by $50,000, and rounding the amount so obtained to the nearest cent;
provided, however, that, if the number of days from and including the Date of Original Issue or the preceding Dividend Payment Date, as the case may be, to and including the day preceding such Dividend Payment Date is less than 30 and such days do not constitute a full calendar month, then the amount of dividends per share payable on such Dividend Payment Date shall be computed by multiplying the Applicable Dividend Rate for such Dividend Period by a fraction, the numerator of which will be such number of days and the denominator of which will be 360, multiplying the amount so obtained by $50,000, and rounding the amount so obtained to the nearest cent.


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         (g)  No later than 12:00 noon, New York City time, on each Dividend
Payment Date, the Trust shall deposit in same-day funds with the Paying Agent the full amount of any dividend declared and payable on such Dividend Payment Date on any share of RP.

         (h) The Applicable Dividend Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate and any share of RP for which a Special Dividend Period would otherwise have commenced on the first day of or during a Non-Payment Period shall have a 28-day Dividend Period. Any amount of any dividend due on any Dividend Payment Date for any shares of RP (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Trust has declared such dividend payable on or within three Business Days after such Dividend Payment Date to the Holders who held such shares of RP as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to any shares of RP not paid to Holders when due but paid to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, shall incur a late charge to be paid therewith to such Holders and calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by
365. If the Trust fails to pay a dividend on a Dividend Payment Date or to redeem any shares of RP on the date set for such redemption (otherwise than because it is prevented from doing so by these By-laws or by applicable law), the preceding sentence shall not apply and the Applicable Dividend Rate for the Dividend Period commencing during the Non-Payment Period resulting from such failure shall be the Non-Payment Period Rate. For the purposes of the foregoing and paragraphs 3(g) and 4(g) of this Part 1, payment to a person in New York Clearing House (next-day) funds on any Business Day at any time shall be considered equivalent to payment to such person in same-day funds at the same time on the next Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day.

         (i) Except during a Non-Payment Period, by 12:00 noon, New York City time, on the Remarketing Date in the Remarketing at the end of the Initial Dividend Period applicable to a share of RP, and by 12:00 noon, New York City time, on the Remarketing Date in the Remarketing at the end of each subsequent Dividend Period applicable to a share of RP, the Beneficial Owner of such share of RP may elect to tender, as provided in Part II hereof, such share or hold such share for the next Dividend Period. If the Beneficial Owner of such share of RP elects to hold such share, such Beneficial Owner shall hold such share of RP for a 28-day Dividend Period, or a Special Dividend Period if the succeeding Dividend Period with respect to such share has been designated by the Trustees as a Special Dividend Period, provided that, if (i) there are no Remarketing Agents, (ii) the Remarketing Agents are not required to conduct a Remarketing or
(iii) the Remarketing Agents are unable to remarket on the Remarketing Date all shares of a series of RP tendered (or deemed tendered) to them at a price of $50,000 per share, then the next Dividend Period for all shares of such series of RP shall be a 28-day Dividend Period and the Applicable Dividend Rate therefor shall be the Maximum Dividend Rate. If the Beneficial Owner of such share of RP fails to elect to tender or hold such share by 12:00 noon, New York City time, on such Remarketing Date, such Beneficial Owner shall continue to hold such share at the Applicable Dividend Rate detetemined in such Remarketing for the next Dividend Period for such share; provided that, (i) if there are no Remarketing Agents, the Remarketing Agents are not required to conduct a Remarketing or the Remarketing Agents are unable to remarket on the Remarketing Date all shares of a series of RP tendered (or deemed tendered) to them at a price of $50,000 per share, then the next Dividend Period for all shares of such series of RP shall be a 28-day Dividend Period and the Applicable Dividend Rate therefor shall be the Maximum Dividend Rate for a 28-day Dividend Period and
(ii) if such current Dividend Period is a Special Dividend Period of more than

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60 days or the succeeding Dividend Period has been designated by the Trustees as a Special Dividend Period of more than 60 days, then such Beneficial Owner is deemed to have elected to tender the shares. If the Remarketing Agents are unable to remarket in such Remarketing all shares of a series of RP subject to such Remarketing and tendered (or deemed tendered) to them at a price of $50,000 per share, the Beneficial owners of shares of such series of RP tendered (or deemed tendered) but not purchased in such Remarketing shall hold such shares at the Maximum Dividend Rate for a 28-day Dividend Period. If a share of RP is tendered (or deemed tendered) and purchased in a Remarketing, the next Dividend Period for such share shall be a 28-day Dividend Period or a Special Dividend Period with respect to such share, as the case may be, at the Applicable
Dividend Rate therefor, except that, if the Remarketing Agents are unable to remarket in such Remarketing at a price of $50,000 per share, all shares of a series of RP tendered (or deemed tendered) to them, no purchaser in such Remarketing shall be permitted to acquire shares having a Special Dividend
Period and the next Dividend Period for such share shall be a 28-day Dividend Period and the Applicable Dividend Rate therefor shall be the applicable Maximum Dividend Rate.

                                      * * *

         (k) Simultaneously with the declaration of each dividend to a Holder at the Applicable Dividend Rate determined as set forth in paragraph 3(a) above (each, a "Paragraph 3(a) Dividend"), the Trustees shall also declare a dividend to the same Holder consisting of one right (a "Right") to receive an Additional Dividend in respect of such Paragraph 3(a) Dividend. If, after the close of its fiscal year, the Trust characterizes all or a portion of a Paragraph 3(a) Dividend paid on shares of a series of RP during such previous fiscal year as consisting of net capital gain or other income subject to regular Federal income tax, without having either given advance notice to the Remarketing Agents of the inclusion of such taxable income in such Paragraph 3(a) Dividend prior to the setting of the Applicable Dividend Rate for such Paragraph 3(a) Dividend or included an additional amount in the Paragraph 3 (a) Dividend to offset the tax effect of the inclusion therein of such taxable income, in each case as provided in paragraph 3(m) hereof, and the Trust so characterizes all or a portion of the Paragraph 3(a) Dividend solely because (i) the Trust has redeemed all or a portion of the outstanding shares of such series of RP or the Trust has liquidated and (ii) the Trust, in its judgment, believes it is required, in order to comply with a published position of the Internal Revenue Service concerning the allocation of different types of income between different classes and series of shares, Rev. Rul. 89-81, 1989-1 C.B. 226, to allocate such taxable income to that series of RP (the amount so characterized referred to herein as a "Retroactive Taxable Allocation"), the Trust will, within 90 days after the end of such fiscal year, provide notice of the Retroactive Taxable Allocation made with respect to the Paragraph 3(a) Dividend to the Paying Agent and to each Holder who received such Paragraph 3(a) Dividend and the corresponding Right, at such Holder's address as the same appears or last appeared on the share books of the Trust. The Trust will, within 30 days after such notice is given to the Paying Agent, pay to the Paying Agent (who will then distribute to such holders of Rights), out of funds legally available therefor, an amount equal to the aggregate of the Additional Dividends payable in respect of such Retroactive Taxable Allocation. The Trust may direct the Paying Agent to invest any such available funds in Deposit Securities (provided that such Deposit Securities are also rated at least P-1, MIG-1 or VMIG-1 by Moody's) provided that the proceeds of any such investment will be available in The City of New York at the opening of business on the payment date for such Additional Dividends. All such funds (to the extent necessary to pay the full amount of such Additional Dividends) shall be held in trust for the benefit of the holders of Rights. An Additional Dividend or Additional Dividends declared in respect of a Right shall be paid to the Holder that received such Right, whether or not such Holder continues to own the shares of RP in respect of which such Right was issued. Rights shall be nontransferable except by operation of law, and no purported transfer of a Right will be recognized by the Trust. No certificates will be issued evidencing Rights.

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         An "Additional Dividend" in respect of any Paragraph 3(a) Dividend means payment to a present or former Holder of a share of RP of an amount which, giving effect to the Retroactive Taxable Allocation made with respect to such Paragraph 3(a) Dividend, would cause such Holder's after-tax return (taking into account both the Paragraph 3(a) Dividend and the Additional Dividend and assuming such Holder is taxable at the Gross-Up Tax Rate) to be equal to the after-tax return which the Holder would have realized if the portion of the Paragraph 3(a) Dividend equal to the amount of the Retroactive Taxable Allocation had been excludable from the gross income of such Holder for Federal income tax purposes. Such Additional Dividend shall be calculated
(i) without consideration being given to the time value of money; (ii) assuming that no Holder or former Holder of shares of RP is subject to the Federal alternative minimum tax with respect to dividends received from the Trust; and (iii) assuming that the Holder of the share of RP in respect of which a Retroactive Taxable Allocation was made is taxable at the Gross-Up Tax Rate. An Additional Dividend will not include an amount to compensate for the fact that the Additional Dividend may be subject to state and local taxes. The Gross-Up Tax Rate shall be equal to the sum of (i) the percentage of the taxable income included in the Paragraph 3(a) Dividend that is taxable for Federal income tax purposes as ordinary income, multiplied by the greater of (A) the highest marginal Federal corporate income tax rate (without regard to the phase-out of graduated rates) applicable to ordinary income and (B) the highest marginal Federal individual income tax rate applicable to ordinary income (without regard to any phase-out of personal exemptions or any limitation on itemized deductions), and (ii) the percentage of the taxable income included in the Paragraph 3(a) Dividend that is taxable for Federal income tax purposes as long-term capital gain, multiplied by the greater of (A) the highest marginal Federal corporate income tax rate (without regard to the phase-out of graduated rates) applicable to long-term capital gain and (B) the highest marginal Federal individual income tax rate applicable to long-term capital gain (without regard to any phase-out of personal exemptions or any limitation on itemized deductions) Except as provided above, no Additional Dividend shall for any reason be payable in respect of any Paragraph 3(a) Dividend previously paid to a Holder. In particular, and without limiting the generality of the foregoing, no Additional Dividend shall be payable as a result of any Internal Revenue Service challenge to, among other things, the characterization of the RP as equity, the Trust's method of allocating various types of income between dividends paid on different classes or series of shares or between dividends paid on the same class or series of shares, or the designations made by the Trust relating to distributions made with respect to an earlier taxable year.

         (1) The Trustees may in their sole discretion from time to time declare a special dividend (each, a "special dividend") in an amount determined in their sole judgment to be necessary or desirable to cause the Trust to comply with any distribution requirements of the Code and thereby to avoid the incurrence by the Trust of any income or excise tax under the Code, provided that the Trustees shall not declare a special dividend if the declaration thereof causes the Trust to fail to maintain the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage. Any such special dividend shall be payable on a date specified by the Trustees to Holders of record on a date specified by the Trustees consistent with the By-laws. The Trust shall deposit with the Paying Agent sufficient funds for the payment of any such special dividend not later than noon on the Business Day immediately preceding the date on which such special dividend becomes payable and shall give the Paying Agent irrevocable instructions to apply such funds and, if applicable, the income and proceeds therefrom, to payment of such special dividends. The Trust may direct the Paying Agent to invest any such available funds in Deposit Securities (provided that such Deposit Securities are also rated at least P-1, MIG-1 or VMIG-1 by Moody's) provided that the proceeds of any such investment will be available in The City of New York at the opening of business on the payment date for such special dividend. All such funds (to the extent necessary to pay the full amount of such special dividend) shall be held in trust for the benefit of the Holders.

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         (m) Whenever the Trust intends to include any net capital gain or other income subject to regular Federal income tax in a dividend on shares of any series of RP solely because the Trust, in its judgment, believes it is required, in order to comply with Rev. Rul. 89-81 described in paragraph 3(k), to allocate taxable income to shares of such series of RP, the Trust will, unless it chooses to follow the procedures described in the following sentence, notify the Remarketing Agents of the amount to be so included at least five Business Days prior to the Remarketing Date on which the Applicable Dividend Rate for such dividend is to be established. Alternatively, if the Trust has not provided the notice referred to in the preceding sentence, and nevertheless intends to include income subject to regular Federal income tax in a dividend on shares of a series of RP solely because the Trust, in its judgment, believes it is required, in order to comply with such Rev. Rul. 89-81, to allocate such income to shares of such series of RP, the Trust will (i) increase the dividend by an amount such that the return to a Holder of that series of RP with respect to such dividend (as so increased and after giving effect to tax at the Gross-Up
Tax Rate) equals the Applicable Dividend Rate and (ii) notify the Paying Agent of the additional amount to be included in the dividend at least five Business Days prior to the applicable Dividend Payment Date. The Trust will not be required to notify any Holder of RP of the prospective inclusion of, or to increase any dividend as a result of the inclusion of, any taxable income in any dividend other than as provided in this paragraph 3(m) or in paragraph 3(k) of this Part I.

4.  REDEMPTION: SHARES OF RP SHALL BE REDEEMABLE BY THE TRUST AS PROVIDED BELOW:
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         (a)  To the extent permitted under the 1940 Act, upon giving a
Notice of Redemption, the Trust at its option may redeem shares of one or more series of RP, in whole or in part, on the next succeeding scheduled Dividend Payment Date applicable to those shares of RP called for redemption, out of funds legally available therefor, at the Optional Redemption Price per share; provided that no share of RP shall be subject to redemption pursuant to this paragraph 4(a) on any Dividend Payment Date during (A) the Initial Dividend Period with respect to such share or (B) a Non-Call Period to which such share is subject; and provided further that the Trust shall effect no redemption pursuant to this paragraph 4(a) if as a result of such redemption the Trust shall have failed to maintain S&P Eligible Assets and Moody's
Eligible Assets with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount or to maintain the 1940 Act RP Asset Coverage. The Trust may not give a Notice of Redemption relating to an optional redemption as described in paragraph 4(a) unless, at the time of giving such Notice of Redemption, the Trust has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a Discounted Value not less than the amount due to Holders by reason of the redemption of shares of RP on such redemption date.

         (b) The Trust shall redeem, out of funds legally available therefor, at the Mandatory Redemption Price per share, certain of the shares of RP, to the extent permitted under the 1940 Act, if the Trust fails to maintain S&P Eligible Assets and Moody's Eligible Assets with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount or to maintain the 1940 Act RP Asset Coverage and such failure is not cured on or before the RP Basic Maintenance Cure Date or the 1940 Act Cure Date (each herein referred to as a "Cure Date"), as the case may be. The number of shares of RP to be redeemed shall be equal to the lesser of (i) the minimum number of shares of RP the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all other Preferred Shares subject to redemption or retirement, would result in the satisfaction of the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares of RP and other Preferred Shares the redemption of which would have such result, all shares of RP then outstanding shall be redeemed), and (ii) the maximum number of shares of

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

RP, together with all other Preferred Shares subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor. In determining the number of shares of RP required to be redeemed in accordance with the foregoing, the Trust shall allocate the number required to be redeemed to satisfy the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, pro rata among shares of RP, Other RP and other Preferred Shares subject to redemption provisions similar to those contained in this paragraph 4(b). The Trust shall effect such redemption not later than 35 days after such Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of shares of RP and other Preferred Shares which are subject to mandatory redemption or the Trust otherwise is unable to effect such redemption on or prior to 35 days after such Cure Date, the Trust shall redeem those shares of RP and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.

         Any share of RP shall be subject to mandatory redemption regardless of whether such share is subject to a Non-Call Period, provided that shares of RP subject to a Non-Call Period will only be subject to redemption to the extent that the other shares of RP are not available to satisfy the number of shares required to be redeemed. In such event, such shares subject to a Non-Call Period will be selected for redemption in an ascending order of outstanding Non-Call Period (with shares with the lowest number of days remaining in the period to be called first) and by lot in the event of equal outstanding Non-Call Periods.

         (c) Subject to paragraph 4(d) of this Part I, if fewer than all the outstanding shares of a series of RP are to be redeemed pursuant to this paragraph 4, the number of such shares of such series of RP so to be redeemed shall be a whole number of shares and shall be determined by the Trustees, and the Trust shall give a Notice of Redemption as provided in paragraph 4(e) of this Part I, provided that no such share of RP will be subject to optional redemption on any Dividend Payment Date during a Non-Call Period to which it is subject and shares of RP subject to a Non-Call Period will be subject to mandatory redemption only on the basis described under paragraph 4(b) of this
Part I. Unless certificates representing shares of the relevant series of RP are held by Holders other than the Securities Depository or its nominee, the Securities Depository, upon receipt of such notice, shall determine by lot (or, otherwise in accordance with procedures in effect at the time) the number of shares of such series of RP to be redeemed from the account of each Agent Member (which may include an Agent Member, including a Remarketing Agent, holding shares for its own account) and notify the Paying Agent of such determination. The Paying Agent, upon receipt of such notice, shall in turn determine by lot the number of shares of such series of RP to be redeemed from the accounts of the Beneficial Owners of the shares of RP whose Agent Members have been selected by the Securities Depository and give notice of such determination to the Remarketing Agents. In doing so, the Paying Agent may determine that shares of RP shall be redeemed from the accounts of some Beneficial Owners, which may include the Remarketing Agents, without shares of RP being redeemed from the accounts of other Beneficial Owners.

         (d) Notwithstanding paragraph 4(c) of this Part I, if any certificates representing shares of a series of RP are held by Holders other than the Securities Depository or its nominee, then the shares of such series of RP to be redeemed shall be selected by the Paying Agent by lot.

         (e) Any Notice of Redemption with respect to shares of a series of RP shall be given (A) in the case of a redemption pursuant to paragraph 4(a) of this Part I, by the Trust to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agents, by telephone, not later than 1:00 p.m. New York City time (and later confirmed in writing) not less than 20 nor more than 30 days prior to the earliest date upon which any such redemption may occur and (B) in the case of a mandatory redemption pursuant to paragraph 4(b) of this Part I, by the Trust to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agents, by telephone, not later than 1:00 p.m., New York City time (and later confirmed in writing) not less than 20 nor more than 30 days prior to the redemption date established by the Trustees and specified in such notice. In the case of a partial redemption of the shares of a series of RP, the Paying Agent shall use its reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day on which the Paying Agent determines the shares to be redeemed, as described in paragraph 4(c) of this Part I (or, during a Non-Payment Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Paying Agent receives a Notice of Redemption from the Trust). Such telephonic notice shall be confirmed promptly in writing to the Remarketing Agents, the Securities Depository and each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day immediately following the day on which the Paying Agent determines the shares to be redeemed. In the case of a redemption in whole of the shares of RP, the Paying Agent shall use its reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of a series of RP called for redemption not later than the close of business on the Business Day immediately following the day on which it receives a Notice of Redemption from the Trust. Such telephonic notice shall be confirmed promptly in writing to each Beneficial Owner of shares of RP called for redemption, the Remarketing Agents and the Securities Depository not later than the close of business on the second Business Day following the day on which the Paying Agent receives a Notice of Redemption.

         (f) Every Notice of Redemption and other redemption notice shall state: (i) the redemption date; (ii) the number of shares of each series of RP to be redeemed; (iii) the redemption price; (iv) that dividends on the shares of RP to be redeemed shall cease to accumulate as of such redemption date; and (v) the provision of the Declaration of Trust or the By-laws pursuant to which such shares are being redeemed. In addition, notice of redemption given to a Beneficial Owner by the Paying Agent shall state the CUSIP number, if any, of the shares of RP to be redeemed and the manner in which the Beneficial Owners of such shares may obtain payment of the redemption price. No defect in the Notice of Redemption or other redemption notice or in the transmittal or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. The Paying Agent shall use its reasonable efforts to cause the publication of a Notice of Redemption in an Authorized Newspaper within two Business Days of the date of the Notice of Redemption, but failure so to publish such notification shall not affect the validity or effectiveness of any such redemption proceedings.

         (g) On any redemption date, the Trust shall deposit, irrevocably in trust, in same-day funds, with the Paying Agent, by 12:00 noon, New York City time, the Optional Redemption Price or Mandatory Redemption Price, as the case may be, for each share of RP called for redemption.

         (h) In connection with any redemption, upon the giving of a Notice of Redemption and the deposit of the funds necessary for such redemption with the Paying Agent in accordance with this paragraph 4, shares of RP so called for redemption shall no longer be deemed outstanding for any purpose and all rights of the Holders of shares of RP so called for redemption shall cease and terminate, except the right of the Holders thereof to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, but without any interest or other additional amount (except as provided in paragraph 3(k) or 3(l) of this Part I). The Trust shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent as aforesaid in excess of the sum of (i) the aggregate redemption price of the shares of RP called for redemption on such date and (ii) all other amounts to which Holders of shares of RP called for redemption may be entitled. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on any funds deposited in respect of such redemption. Any funds so deposited with the Paying Agent which are unclaimed at the end of ninety days from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which time the Holders of shares of RP so called for redemption shall look only to the Trust for payment of the redemption price and all other amounts to which they may be entitled. If any such unclaimed funds are repaid to the Trust, the Trust shall invest such unclaimed funds in Deposit Securities with a maturity of no more than one Business Day.

         (i) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, such redemption shall be made as soon as practicable to the extent such funds become available. Failure to redeem shares of RP shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Trust shall have failed, for any reason whatsoever, to deposit funds with the Paying Agent pursuant to paragraph 4(g) of this Part I with respect to any shares for which such Notice of Redemption has been given.

          (j) Notwithstanding any of the foregoing provisions of this paragraph 4, the Remarketing Agents may, in their sole discretion, modify the procedures set forth above with respect to notification of redemption, provided that any such modification does not adversely affect any Holder of shares of the relevant series of RP or materially alter the obligations of the Paying Agent; and further provided that the Trust receives written confirmation from S&P that any such modification would not impair the ratings then assigned by S&P to shares of RP.

         (k) In effecting any redemption pursuant to this paragraph 4, the Trust shall use all reasonable efforts to satisfy all applicable procedural conditions precedent to effecting such redemption under the 1940 Act and Massachusetts law.

         (l) Notwithstanding the foregoing, (i) no share of RP may be redeemed pursuant to paragraph 4(a) of this Part I unless the full amount of accumulated but unpaid dividends to the date fixed for redemption for each such share of RP called for redemption shall have been declared, and (ii) no share of RP may be redeemed unless all outstanding shares of RP are simultaneously redeemed, nor may any shares of RP be purchased or otherwise acquired by the Trust except in accordance with a purchase offer made on substantially equivalent terms by the Trust for all outstanding shares of RP, unless, in each such instance, dividends (other than dividends, if any, to be paid pursuant to paragraph 3(k) or 3(l) of this Part I which have not yet become due and payable) on all outstanding shares of RP through the most recent Dividend Payment Date shall have been paid or declared and sufficient funds for the payment thereof deposited with the Paying Agent.

                                      * * *

         5. LIQUIDATION. (a) Upon a liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the Holders shall be entitled, whether from capital or surplus, before any assets of the Trust shall be distributed among or paid over to holders of Common Shares or any other class or series of shares of the Trust ranking junior to the RP as to liquidation payments, to be paid the amount of $50,000 per share of RP, plus an amount equal to all accumulated but unpaid dividends thereon (whether or not earned or declared) to but excluding the date of final distribution, in same-day funds. After any such payment, the Holders shall not be entitled to any further participation in any distribution of assets of the Trust, except as provided in paragraph 3(k) of this Part I.

         (b) If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust shall be insufficient to make such full payments to the Holders and the holders of any Preferred Shares ranking as to liquidation, dissolution or winding up on a parity with the RP (including the Other RP), then such assets shall be distributed among the Holders and such parity holders ratably in accordance with the respective amounts which would be payable on such shares of RP and any other such Preferred Shares if all amounts thereof were paid in full.

                                      * * *

         6. VOTING RIGHTS. (a) GENERAL. Except as otherwise provided in the Declaration of Trust or By-laws, each Holder of shares of RP and each record holder of Common Shares shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Trust, and the holders of outstanding Preferred Shares, including RP, and of Common Shares shall vote together as a single class; provided that, at any meeting of the shareholders of the Trust held for the election of Trustees, the holders of Preferred Shares, including RP, present in person or represented by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Trust, to elect two Trustees of the Trust, each Preferred Share, including RP, entitling the holder thereof to one vote. Subject to paragraph 6 (b) hereof, the holders of outstanding Common Shares and Preferred Shares, including RP, voting as a single class, shall elect the balance of the Trustees.

         (b) RIGHT TO ELECT MAJORITY OF TRUSTEES. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of Preferred Shares, would constitute a majority of the Trustees as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), to elect such smallest number of additional Trustees, together with the two Trustees that such holders are in any event entitled to elect. A Voting Period shall commence:

              (i)       if at the close of business on any Dividend Payment
         Date accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of RP equal to at least two full years' dividends shall be due and unpaid and sufficient cash or securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends; or

              (ii) if at any time holders of any Preferred Shares other than the RP are entitled to elect a majority of the Trustees of the Trust.

         Upon the termination of a Voting Period, the voting rights described in this paragraph 6(b) shall cease, subject always, however, to the revesting of such voting rights in the Holders upon the further occurrence of any of the events described in this paragraph 6(b). A Voting Period shall terminate when all dividends in arrears shall have been paid as otherwise provided for.

         (c) OTHER ACTIONS. Except as otherwise provided herein, so long as any shares of RP are outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least a majority of the shares of RP outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as one class): (i) authorize, create or issue, or increase or decrease the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation, or increase or decrease the number of authorized Preferred Shares; (ii) amend, alter or repeal the provisions of the Declaration of Trust and the By-laws, including this Section 12.1, whether by merger, consolidation or otherwise, so as to affect materially and adversely any preference, right or power of such shares of RP or the Holders thereof; or (iii) take any other action (including without limitation bankruptcy proceedings) which pursuant to Section 18 (a) (2) (D) of the 1940 Act requires such approval by the Holders; provided that (i) the issuance of not more than the 1,260 Preferred Shares presently authorized and
(ii) the creation and issuance of series of Preferred Shares ranking junior to the RP with respect to payment of dividends and the distribution of assets on liquidation, will not be deemed to affect such preferences, rights or powers unless such issuance would, at the time thereof, cause the Trust not to satisfy the 1940 Act RP Asset Coverage or the RP Basic Maintenance Amount. To the extent permitted under the 1940 Act, the Trust shall not take any action which may adversely affect the rights of a Holder of shares of a series of RP differently than a Holder of shares of another series of RP, without the affirmative vote or consent of the Holders of at least a majority of the shares of RP of such potentially affected series outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as a class) . To the extent that such an action may affect the rights of Holders of shares of series of RP in, a substantially similar manner, the Holders of shares of such series shall vote together as one class.

         The foregoing voting provisions shall not apply with respect to shares of RP if, at or prior to the time when a vote is required, such shares of RP shall have been (i) redeemed or (ii) called for redemption and sufficient funds (in the form of cash or Municipal Bonds rated at least P-1, MIG-1 or VMIG-1 by Moody's and which mature prior to the redemption date) shall have been deposited in trust to effect such redemption.

         Notwithstanding the foregoing, the Trustees may, without the vote or consent of the Holders of RP, from time to time amend, alter or repeal any or all of the provisions of paragraphs 12(a), 12(b), 12(c), 13(a) and 13(b) of this
Part I, as well as any or all of the definitions of the terms listed below, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of shares of RP or the Holders thereof, provided the Trustees receive written confirmation from Moody's, in the case of any such action with respect to paragraphs 12(b), 12(c), 13(a) and 13(b), or from S&P, in the case of any such action with respect to paragraphs 12(a), 13(a) and 13(b), or from both Moody's and S&P, in the case of any such action with respect to the definitions of the terms listed below, that any such amendment, alteration or repeal would not impair the ratings then assigned to shares of RP by the rating agency providing such confirmation:

Accountant's Confirmation                                    1940 Act Cure Date
Anticipation Notes                                           1940 Act RP Asset Coverage
Certificate of Minimum                                       Municipal Bonds
   Liquidity                                                 Municipal Index
Closing Transactions                                         Non-Payment Period Rate.
Deposit Securities                                           Other Issues
Discounted Value                                             Quarterly Valuation Date
Dividend Coverage Amount                                     Receivables for Municipal
Dividend Coverage Assets                                       Bonds Sold
Forward Commitments                                          RP Basic Maintenance Amount
Independent Accountant                                       RP Basic Maintenance Cure Date
Initial Margin                                               RP Basic Maintenance Report
Market Value                                                 S&P Discount Factor
Maximum Potential Additional                                 S&P Eligible Asset
  Dividend Liability                                         S&P Hedging Transaction
Minimum Liquidity Level                                      S&P Exposure Period
Moody's Discount Factor                                      S&P Volatility Factor
Moody's Eligible Asset                                       Treasury Bonds
Moody's Hedging Transaction                                  Valuation Date
Moody's Exposure Period                                      Variation Margin
Moody's Volatility Factor


         (d) VOTING PROCEDURES. (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Shares to elect additional Trustees as described in paragraph 6 (b) above, the Trust shall notify the Paying Agent and the Paying Agent shall call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Trust fails to send such notice to the Paying Agent or if the Paying Agent does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of Trustees prescribed in paragraph 6(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present.

         (ii) For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by this Section 12.1, by the other provisions of the Declaration of Trust or the By-laws, by statute or otherwise, no Holder shall be entitled to vote and no share of RP shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, sufficient funds (in the form of cash or Municipal Bonds rated at least P-1, MIG-1 or VMIG-1 by Moody's and which mature prior to the redemption date) for the redemption of such shares have been deposited in trust with the Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares shall have been given as provided in paragraph 4 of this Part I. No share of RP held by the Trust or any affiliate of the Trust shall have any voting rights or be deemed to be outstanding for voting purposes.

         (iii) The terms of office of all persons who are Trustees of the Trust at the time of a special meeting of Holders and holders of other Preferred Shares to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Trustees that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Trustees elected by the Holders and such other holders of Preferred Shares and the remaining incumbent Trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected Trustees of the Trust.

         (iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional Trustees elected by the Holders and holders of other Preferred Shares pursuant to paragraph 6(b) above shall terminate, the remaining Trustees shall constitute the Trustees of the Trust and the voting rights of the Holders and such other holders to elect additional Trustees pursuant to paragraph 6 (b) above shall cease, subject to the provisions of the last sentence of paragraph 6(b).

         (e) EXCLUSIVE REMEDY. Unless otherwise required by law, the Holders of shares of RP shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of shares of RP shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends on the shares of RP, the exclusive remedy of the Holders shall be the right to vote for Trustees pursuant to the provisions of this paragraph 6. In no event shall the Holders of shares of RP have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive any dividends or the proceeds of a redemption.

                                      * * *

         10. RESTRICTIONS ON CERTAIN DISTRIBUTIONS. For so long as any share of RP is outstanding, (a) the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the shares of RP as to dividends and upon liquidation) in respect of the Common Shares or any other shares of the Trust ranking junior to or on a parity with the shares of RP as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares or parity shares (except by conversion into or exchange for shares of the Trust ranking junior to the shares of RP as to dividends and upon liquidation), unless (i) full cumulative dividends on shares of RP and Other RP through the most recent Dividend Payment Date shall have been paid or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent and (ii) the Trust has redeemed the full number of shares of RP and Other RP required to be redeemed by any provision for mandatory redemption pertaining thereto, and (b) the Trust will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to shares of RP as to dividends and upon liquidation) in respect of Common Shares or any other shares of the Trust ranking junior to or on a parity with shares of RP as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior or parity shares (except by conversion into or exchange for shares of the Trust ranking junior to shares of RP as to dividends and upon liquidation), unless (i) immediately after such transaction the aggregate Discounted Value of Moody's Eligible Assets and S&P Eligible Assets would at least equal the RP Basic Maintenance Amount and (ii) the Trust meets the applicable requirements of Section 18(a)(2)(B) of the 1940 Act.

         11. NOTICE. All notices or communications, unless otherwise specified in these By-laws, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

                                      * * *

                                    PART II
                             REMARKETING PROCEDURES

                                      * * *

     2. PROCEDURE FOR TENDERING. (a) Each share of a series of RP is subject to Tender and Dividend Reset at the end of each Dividend Period for such series and may be tendered in the Remarketing which commences on the Remarketing
Date immediately prior to the end of the current Dividend Period. By 9:00 a.m., New York City time, on each such Remarketing Date, the Remarketing
Agents shall, after canvassing the market and considering prevailing market conditions at the time for shares of RP and similar securities, provide Beneficial Owners non-binding indications of the Applicable Dividend Rate for the next succeeding 28-day Dividend Period or, if applicable, a Special Dividend Period; provided that, if the Trust has designated the next Dividend Period as a Special Dividend Period, the Remarketing Agents will provide to Beneficial Owners a non-binding indication only of the Applicable Dividend
Rate for such Special Dividend Period. The actual Applicable Dividend Rate for such Dividend Period may be greater than or less than the rate per annum indicated in such non-binding indications (but not greater than the applicable Maximum Dividend Rate). By 12:00 noon, New York City time, on such Remarketing Date, each Beneficial Owner of a share of the relevant series of RP must notify a Remarketing Agent of its desire, on a share-by-share basis, either to tender such share of RP at a price of $50,000 per share or to continue to hold such share for the next 28-day Dividend Period or, if applicable, the next Special Dividend Period. Beneficial Owners who do not provide such notice shall be deemed to have elected (i) to hold all their shares of RP if each of the current Dividend Period and succeeding Dividend Period is a 28-day Dividend Period or a Special Dividend Period of 60 days or less, and (ii) to tender all their shares of RP if the current Dividend
Period or succeeding Dividend Period is a Special Dividend Period of more than 60 days. Any notice given to a Remarketing Agent to tender or hold shares for a particular Dividend Period shall be irrevocable and shall not be conditioned upon the level at which the Applicable Dividend Rate is established. A Remarketing Agent may, in its sole discretion, (i) at the request of a Beneficial Owner that has tendered one or more shares to such Remarketing Agent, waive such Beneficial Owner's tender, and thereby enable such Beneficial Owner to continue to hold the share or shares for the next 28-day Dividend Period or, if applicable, a designated Special Dividend
Period, as agreed to by such Beneficial Owner and such Remarketing Agent at such time, so long as such tendering Beneficial Owner has indicated to such Remarketing Agent that it would accept the new Applicable Dividend Rate for such Dividend Period, such waiver to be contingent upon the Remarketing Agents' ability to remarket all shares of RP tendered in such Remarketing, and (ii) at the request of a Beneficial Owner that has elected to hold one or more of its shares of RP, waive such Beneficial Owner's election with respect thereto, such waiver to be contingent upon the Remarketing Agents' ability to remarket all shares of RP tendered in such Remarketing.

         (b) The ability of each Beneficial Owner to tender shares of RP in a Remarketing shall be limited to the extent that (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of the Remarketing Agreement,
(ii) shares tendered have not been called for redemption and (iii) the Remarketing Agents are able to find a purchaser or purchasers for tendered shares of RP at an Applicable Dividend Rate for the next applicable Dividend Period that is not in excess of the Maximum Dividend Rate for such Dividend Period.

         (3) DETERMINATION OF APPLICABLE DIVIDEND RATES.

                                      * * *

         (d) The Applicable Dividend Rate shall be determined as aforesaid by the Remarketing Agents in their sole discretion (except as otherwise provided in this Section 12.1 with respect to an Applicable Dividend Rate that shall be the Non-Payment Period Rate or the Maximum Dividend Rate) and shall be conclusive and binding on Holders and Beneficial Owners.

         (e) Except during a Non-Payment Period, the Applicable Dividend Rate for any Dividend Period shall not be more than the applicable Maximum Dividend Rate.

         (4) ALLOCATION OF SHARES; FAILURE TO REMARKET AT $50,000 PER SHARE.
(a) If the Remarketing Agents are unable to remarket by 3:00 p.m., New York City time, on a Remarketing Date all shares of RP tendered (or deemed tendered) to them in the related Remarketing at a price of $50,000 per share,
(i) each Beneficial Owner that tendered or was deemed to have tendered shares of RP for sale shall sell a number of shares of RP on a pro rata basis, to the extent practicable, or by lot, as determined by the Remarketing Agents in their sole discretion, based on the number of orders to purchase shares of RP in such Remarketing, and (ii) the Applicable Dividend Rate for the next Dividend Period for such series, which shall be a 28-day Dividend Period, shall be the Maximum Dividend Rate for such 28-day Dividend Period.

         (b) If the allocation procedures described above would result in the sale of a fraction of a share of RP, the Remarketing Agents shall, in their sole discretion, round up or down the number of shares of RP sold by each Beneficial Owner on the applicable Remarketing Date so that each share sold by a Beneficial Owner shall be a whole share of RP, and the total number of shares sold equals the total number of shares purchased on such Remarketing Date.

         (5) NOTIFICATION OF RESULTS; SETTLEMENT. (a) By telephone at approximately 3:30 p.m., New York City time, on each Remarketing Date, the Remarketing Agents shall advise each Beneficial Owner of tendered shares and each purchaser thereof (or the Agent Member thereof) (i) of the number of shares such Beneficial owner or purchaser is to sell or purchase and (ii) to give instructions to its Agent Member to deliver such shares against payment therefor or to pay the purchase price against delivery as appropriate. The Remarketing Agents will also advise each Beneficial Owner or purchaser that is to continue to hold, or to purchase, shares with a Dividend Period beginning on the Business Day following such Remarketing Date of the Applicable Dividend Rate for such shares.

         (b) In accordance with the Securities Depository's normal procedures, on the Settlement Date, the transactions described above with respect to each share of RP shall be executed through the Securities Depository, if the Securities Depository or its nominee holds or is to hold the certificate relating to the shares to be purchased, and the accounts of the respective Agent Members of the Securities Depository shall be debited and credited and shares delivered by book entry as necessary to effect the purchases and sales of shares of RP in the related Remarketing. Purchasers of shares of RP shall make payment to the Paying Agent in same-day funds against delivery to such purchasers or their nominees of one or more certificates representing shares of RP, or, if the Securities Depository or its nominee holds or is to hold the certificate relating to the shares to be purchased, through their Agent Members in same-day funds to the Securities Depository against delivery by book entry of shares of RP through their Agent Members. The Securities Depository shall make payment in accordance with its normal procedures.

         (c) If any Beneficial Owner selling shares of RP in a Remarketing fails to deliver such shares, the Agent Member of such selling Beneficial Owner and of any other person that was to have purchased shares of RP in such Remarketing may deliver to any such other person a number of whole shares of RP that is less than the number of shares that otherwise was to be purchased by such person. In such event, the number of shares of RP to be so delivered shall be determined by such Agent Member. Delivery of such lesser number of shares of RP shall constitute good delivery.


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

         (d) The Remarketing Agents, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to meet the timing requirements set forth in paragraphs (a) and (b) above; provided that, in the event that there is a delay in the occurrence of any delivery or other event connected with a Remarketing, the Remarketing Agents, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to accommodate such delivery in furtherance of the Remarketing.

         (e) Notwithstanding any of the foregoing provisions of this paragraph 5, the Remarketing Agents may, in their sole discretion, modify the settlement procedures set forth above with respect to any Remarketing, provided any such modification does not adversely affect the Beneficial Owners or the Holders of RP or the Trust.

         (f) Neither the Trust, the Paying Agent nor any of the Remarketing Agents shall be obligated in any case to provide funds to make payment to a Beneficial Owner upon such Beneficial Owner's tender of its shares of RP in a Remarketing, unless, in each case, such shares of RP were acquired for the account of the Trust, the Paying Agent or any of the Remarketing Agents.

                                      * * *

         (8) TRANSFERS. Unless the Trust has elected, during a Non-Payment Period, to waive this requirement, ownership of shares of RP will be maintained in book entry form by the Securities Depository, for the account of a designated Agent Member which, in turn, shall maintain records of such purchaser's beneficial ownership.

         (9)      MISCELLANEOUS.

                                      * * *

         (b) Notwithstanding any provision of these By-laws, (i) no Remarketing Agent, Paying Agent, Securities Depository or Agent Member shall have any obligation in respect of any person having any interest in any share of RP other than the Beneficial Owner thereof, and the Paying Agent shall have no obligation to record any transfer of beneficial ownership in any share unless and until it shall have received proper notice and evidence of such transfer and the right of the transferee in accordance with its procedures in effect from time to time, and (ii) the record books of the Trust as kept by the Paying Agent shall be conclusive as to who is the Holder of any share of RP and as to the number of shares of RP held from time to time by any Holder, and the Trust shall have no obligation in respect of any share of RP to any person other than such Holder.

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

                                       ***

                                   ARTICLE 13

             Advance Notice of Shareholder Nominees for Trustee and

                     Proposals to Fix the Number of Trustees

      13.1. Advance Notice of Shareholder Nominations of Trustees and Proposals to Fix the Number of Trustees. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Trustees, and no proposal to fix the number of Trustees shall be brought before a meeting of shareholders or otherwise transacted unless in accordance with the following procedures, except as may be otherwise provided in the Bylaws with respect to the right of holders of preferred shares, if any, of the Trust to nominate and elect a specified number of Trustees in certain circumstances.

            (a)    Meetings of Shareholders.

                  (1) Nominations of persons for election to the Board of Trustees and proposals to fix the number of Trustees may be made at an annual meeting of shareholders or at a special meeting of shareholders in lieu of an annual meeting only (i) pursuant to the notice of meeting given by or at the direction of the Trustees pursuant to Article V, Section 2 of the Declaration of Trust, (ii) by or at the direction of the Trustees (or any duly authorized committee thereof) or the Chairman of the Trustees or
      (iii) by any shareholder of the Trust who was a shareholder of record at the time the notice provided for in this Section 13.1 is delivered to the Clerk of the Trust, who is entitled to vote at the meeting and who complies with the notice procedures set forth in subparagraph (2) of this paragraph (a) of this Section 13.1.

                  (2) For such nominations or proposals to be properly brought before a meeting by a shareholder pursuant to clause (iii) of paragraph
      (a) of this Section 13.1, the shareholder must have given timely notice thereof in writing to the Clerk of the Trust in accordance with paragraph
      (b) of this Section 13.1. The shareholder's notice shall contain, at a minimum, the information set forth in paragraph (c) of this Section 13.1.

         (b) Timely Notice.

                  (1) Annual Meeting. To be timely, a shareholder's notice required by subparagraph (2) of paragraph (a) of this Section 13.1 in respect of an annual meeting shall be delivered to the Clerk at the principal executive offices of the Trust not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the annual meeting to be held in the calendar year 2001, notice by the shareholder in order to be timely must be so received not less than thirty
      (30) days prior to such anniversary date; provided further, however, if and only if the annual meeting is not scheduled to be held on a date that is within thirty (30) days before or after such anniversary date, notice by

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


      the shareholder in order to be timely must be so received no later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed and the date on which public announcement of the date of the annual meeting was first made.

                  (2) Special Meeting in Lieu of Annual Meeting. To be timely, a shareholder's notice required by subparagraph (2) of paragraph (a) of this
      Section 13.1 in respect of a special meeting in lieu of an annual meeting shall be delivered to the Clerk at the principal executive offices of the Trust not later than the close of business on the tenth (10th) day following the date on which public announcement was first made of the date of the special meeting.

                  (3) General. In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder's notice as described in this paragraph (b) of this Section 13.1.

            (c)   Content of Shareholder's Notice.

                  (1) Any shareholder's notice required by this Section 13.1 shall set forth as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a Trustee (i) the person's name, age, date of birth, business address, residence address and nationality; (ii) any other information regarding the person required by each of paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K and paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) any other information regarding the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iv) whether the shareholder believes the person is or will be an "interested person" of the Trust (as defined in the Investment Company Act of 1940, as amended) and, if not an "interested person," information regarding the person that will be sufficient for the Trust to make such determination; (v) the written consent of the person to being named as a nominee and to serve as a Trustee if elected and (vi) the class or series and number of all shares of beneficial interest of the Trust owned beneficially or of record by the person. Any shareholder's notice required by this Section 13.1 in respect of a proposal to fix the number of Trustees shall also set forth a description and the text of the proposal, which description and text shall state a fixed number of Trustees that otherwise complies with the Bylaws and the Declaration of Trust.

                  (2) Such shareholder's notice further shall set forth as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder and such beneficial owner, as they appear on the Trust's books; (ii) the class or series and number of all shares of beneficial interest of the Trust owned beneficially and of record by the shareholder and such beneficial owner; (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder; (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to, as the case may be, (A) nominate each person named in its notice and (B) make the proposal to fix the number of Trustees as stated in its notice; and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

                  (3) The Trustees may require any proposed nominee to furnish such other information as they may reasonably require to determine the eligibility of such proposed nominee to serve as a Trustee.

            (d) Authority to Determine Compliance with Procedures. The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to (i) determine whether a nomination or proposal was made in compliance with the procedures set forth in this Article 13 and elsewhere in the Bylaws and in the Declaration of Trust and (ii) if any nomination or proposal is not so in compliance to declare that such nomination or proposal shall be disregarded.



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